EXHIBIT 10.21

ABWICKLUNGS-VEREINBARUNG	SETTLEMENT AGREEMENT

Zwischen	Between

Ferromatik Milacron Maschinenbau GmbH Riegeler Str. 4 79364 Malterdingen

— ,,Gesellschaft“ —	— “Company” —

und	and

Herrn Karlheinz Bourdon Waldstr. 19 79312 Emmendingen

— ,,Geschäftsführer“ —	—“Managing Director”—

wird folgende Vereinbarung geschlossen:	the following Agreement is made:

1. Die Parteien sind sich darüber einig, dass ihr Dienstverhältnis aufgrund der ordentlichen Kündigung der Gesellschaft zum 16. Februar 2007 (nachfolgend ,,Beendigungsdatum“) beendet wird.	1. The parties agree that their employment relationship shall end effective as of February 16, 2007 (hereinafter the ,,Termination Date“), based on the Company’s regular notice of termination.

2. Die Parteien sind sich einig, dass sämtlicher Urlaub des Geschäftsführers von der Gesellschaft gewährt und von dem Geschäftsführer in natura genommen wurde.	2. The Parties agree that the Company granted the Managing Director all accrued vacation and that the Managing Director has taken all his accrued vacation in kind.

3. Für den Monat Februar 2007 erhält der Geschäftsführer sein anteiliges monatliches Grundgehalt.	3. For the month of February 2007, the Managing Director shall receive pro rata payment of his monthly base salary.

4. Die Parteien sind sich darüber einig, dass dem Geschäftsführer keine Bonusansprüche mehr zustehen. Dies gilt insbesondere für die Jahre 2006 sowie für 2007.	4. The Parties agree that the Managing Director shall have no further bonus claims. In particular, there will be no bonus payments for the years 2006 and 2007.

5. Der Geschäftsführer wird der Gesellschaft noch bis zum 31. Mai 2007 als Berater zur Verfügung stehen. Einzelheiten regelt eine separate Vereinbarung.	5. After the termination date, the Managing Director shall be at the Company’s disposal as consultant until May 31, 2007. Details shall be governed by a separate agreement.

6.     Die Gesellschaft zahlt dem Geschäftsführer eine Abfindung in entsprechender Anwendung der §§ 9, 10 KSchG, 24, 34 EStG in Höhe von EUR 172.786,00 brutto. Der Abfindungsanspruch ist mit dem rechtlichen Zustandekommen dieser Vereinbarung fällig und vererblich.

6.     The Company shall pay to the Managing Director as severance pay according to Sections 9, 10 Termination Protection Act, Section 24, 34 Income Tax Act a total gross amount of EUR 172,786.00. The severance claim shall be due with the conclusion of this agreement and is hereditary.

7. Das vereinbarte nachvertragliche Wettbewerbsverbot des Geschäftsführers wird einvernehmlich um sechs Monate verkürzt und gilt bis zum 15.	7. The parties agree that the post-contractual non-compete covenant of the Managing Director will reduced by six months and will thus be effective until August 15, 2008.

August 2008.

Es gilt weltweit für folgende bisherige Tätigkeitsgebiete des Geschäftsführers bei der Gesellschaft sowie verbundenen Unternehmen:	It shall have worldwide effect and shall cover the following business areas the Managing Director exerted within the Company and affiliated Companies:

,,Injection Molding Machinery“ (inklusive hydraulische und elektrische Maschinen), ,,Blow Molding Machinery“ und ,,Extrusion Machinery“. Inbegriffen sind die Herstellung, der Vertrieb und der Verkauf von Maschinen und Maschinenteilen sowie diesbezügliche Leistungen. Maßgebend für die Reichweite des Wettbewerbsverbotes ist das zum Zeitpunkt dieses Vertragsabschlusses bestehende Portfolio. Eine Erweiterung des Produktprogramms, insbesondere durch Zukauf neuer Unternehmen führt nicht zu einer Ausdehnung des Wettbewerbsverbotes auf diese neuen Bereiche.

Injection Molding Machinery (including hydraulic and electric machinery), Blow Molding Machinery and Extrusion Machinery. This includes the manufacture, distribution and sale of machinery, services and parts. The scope of the post-contractual non-compete obligation shall be governed by the Portfolio at the time of the conclusion of this agreement. Any extension of the range of products, especially through purchase of companies, shall not effect an extension of the non-compete obligation to such new areas.

Zudem wird der Geschäftsführer für die Dauer des nachvertraglichen Wettbewerbsverbots weder selbst noch durch andere, weder direkt noch indirekt, Mitarbeiter der Gesellschaft oder verbundener Unternehmen aktiv abwerben bzw. veranlassen, ihr Anstellungsverhältnis zu beenden. Die in Artikel 13 Abs. 4 des Dienstvertrages vereinbarte Vertragsstrafenregelung findet entsprechende Anwendung.

During the term of the post-contractual non-compete covenant, the Managing Director shall not solicit away Employees of the Company or its affiliates, neither directly nor indirectly, nor shall he induce Employees of the Company or its affiliates to terminate their employment relationships. Article 13 para. 4 of the Service Contract, which governs the contractual penalty, shall be applied accordingly.

Die Parteien sind sich einig, das sich die vom Geschäftsführer gemäß Artikel 13 Abs. 4 des Dienstvertrages bei Verletzung des Wettbewerbsverbots zu entrichtende Vertragsstrafe von EUR 12.500,00 auf EUR 20.000,00 für jeden Wettbewerbsverstoß erhöht.

The Parties agree that, in the event the Managing Director breaches his non-compete obligation, the contractual penalty according to Article 13 para. 4 of the Service Contract shall be increased from EUR 12,500.00 to EUR 20,000.00 for each case of violation.

Die dem Geschäftsführer für die Dauer des Wettbewerbsverbots zustehende Karenzentschädigung beträgt insgesamt EUR 234.500,00 brutto, die folgendermaßen zur Auszahlung gelangt:	For the entire non-compete period, the Managing Director shall receive a compensation in the total amount of EUR 234,500.00 gross, which shall be paid out to the employee as follows:

- Elf monatliche Zahlungen in Höhe von EUR 13.500,00 brutto. Der sich ergebende Nettobetrag wird dem Geschäftsführer jeweils zum Monatsende, erstmals zum 28. Februar 2007, ausgezahlt.	- Eleven monthly installments in the amount if EUR 13,500.00 gross. The resulting net amount will be paid to the Managing Director by the end of each month, for the first time by February 28, 2007.

- Eine pauschale Zahlung in Höhe von EUR 86.000,00 brutto, zahlbar spätestens zum 31. Dezember 2007.	- A lump sum payment in the amount of EUR 86,000.00 gross, payable by December 31, 2007.

Anderweitige Einkünfte, die aus einer Tätigkeit herrühren, die nicht dem Wettbewerbsverbot unterfällt, werden auf die Karenzentschädigung nicht angerechnet.	Earnings from activities, which are not affected by the non-compete obligation, shall not be credited against the compensation for non-competition.

8. Die Parteien sind sich einig, dass bei der Berechnung der Höhe des	8. The Parties agree that, when calculating the pension claim of the

Anspruchs des Geschäftsführers auf betriebliche Altersversorgung unter dem Milacron Europe Retirement Plan eine gegenüber der tatsächlichen Betriebszugehörigkeit um fünf Jahre erhöhte Betriebszugehörigkeit zugrunde gelegt wird.
Managing Director according to the Milacron Europe Retirement Plan, the number of years of service to the Company, which are to be taken into account, will be increased by five additional years.

9.     Der Geschäftsführer wird unverzüglich eine abschließende Reisekostenabrechnung einreichen. Unter Anrechnung etwaig gezahlter Vorschüsse wird die Gesellschaft sodann abrechnen. Überzahlte Vorschüsse sind umgehend an die Gesellschaft zu erstatten.

9.     The Managing Director shall immediately submit a complete final travel expense report. The Company shall then settle the accounts upon crediting any advances which may have been paid. Overpaid advances are to be paid back to the Company immediately.

10.   Der Geschäftsführer gibt alle der Gesellschaft oder einem mit ihr verbundenen Unternehmen zustehenden Gegenstände spätestens am 31. Mai 2007 an deren Geschäftssitz zu Händen Herrn Harald Redemann zurück, insbesondere:

10.   The Managing Director shall return all items pertaining to the Company or any of its affiliates at the location of its business offices by no later than May 31, 2007, to the attention of Mr. Harald Redemann, in particular:

- das Dienstfahrzeug, Typ Mercedes E 320 CDI, Kennzeichen EM-MZ 120, in ordnungsgemäßem Zustand nebst sämtlichen Papieren und Schlüsseln,	- the Company car, model Mercedes E 320 CDI, number plate EM-MZ 120, in proper condition, including all documents and keys,

- Kreditkarten,	- credit cards,

- Büroschlüssel,	- office keys,

- sämtliche Geschäftsunterlagen und Kopien hiervon, gleich auf welchem Datenträger	- all business documents and copies thereof, irrespective of the data carrier

Ein Zurückbehaltungsrecht an	The Managing Director shall have

vorgenannten Gegenständen steht dem Geschäftsführer nicht zu.	no right of retention to the above-mentioned items.

11. Die Gesellschaft erteilt dem Geschäftsführer zum Beendigungsdatum ein wohlwollendes, qualifiziertes Zeugnis.	11. The Company shall provide the Managing Director with a favourable, qualified reference at the Termination Date.

12.   Der Geschäftsführer ist auch über das Beendigungsdatum hinaus verpflichtet, alle ihm anvertrauten oder sonst bekannt gewordenen geschäftlichen, betrieblichen, technischen oder sonstigen Informationen, die sich auf die Gesellschaft oder verbundene Gesellschaften beziehen und vertraulichen Charakter haben, Dritten nicht zu offenbaren. Er sichert zu, Stillschweigen über den Inhalt dieser Vereinbarung gegenüber jedermann zu wahren, es sei denn, dass er gesetzlich zur Auskunft verpflichtet oder die Auskunft aus steuerlichen oder sozialversicherungsrechtlichen Gründen erforderlich ist.

12.   The Managing Director is obliged, even after the Termination Date, not to disclose to any third party any confidential business, company, technical or other information relating to the Company or its affiliates which has become known to him or with which he was entrusted during the term of his employment. The Managing Director shall keep confidential the contents of this Agreement unless he is obliged by statutory laws to divulge such information or the information is required for tax or social security purposes.

Presseveröffentlichungen und andere Verlautbarungen an einen unbestimmten Personenkreis werden die Parteien jeweils nur in einer miteinander abgestimmten Form und Wortwahl abgeben. Hiervon ausgenommen sind etwaige erforderliche Meldungen an die Security and Exchange Commission (SEC).

Press releases and other announcements to an unspecified group of persons shall be made by the parties only in a form and wording agreed upon between the parties. This does not include the appropriate filings with the Security and Exchange Commission (SEC) in accordance with its requirements.

13. Dem Geschäftsführer ist bekannt,	13. The Managing Director is aware

dass die Gesellschaft keine verbindlichen Auskünfte über sozialversicherungsrechtliche oder steuerrechtliche Konsequenzen dieser Vereinbarung geben kann, sondern die zuständigen Behörden hierzu berufen und verpflichtet sind.

that the Company is not competent to give binding information about the legal consequences of this Agreement under social or tax law, but that the appropriate authorities are competent and obliged to give such information.

Die Gesellschaft weist den Geschäftsführer auf seine Verpflichtung hin, sich unverzüglich bei der für ihn zuständigen Agentur für Arbeit arbeitssuchend zu melden sowie sich frühzeitig vor Beendigung des Dienstverhältnisses eigenverantwortlich um neue Beschäftigung zu bemühen.

The Company points out to the Managing Director that he is obliged to immediately register as a job-seeker at the appropriate Employment Office and to look upon his own responsibility for a new job in good time prior to the end of his service relationship.

14.   Der Geschäftsführer erklärt, gegenüber verbundenen Gesellschaften der Gesellschaft, einschließlich Milacron Inc., keine Ansprüche zu haben. Die Gesellschaft nimmt diese Erklärung des Geschäftsführers auch für alle anderen verbundenen Gesellschaften, insbesondere Milacron Inc., an.

14.   The Managing Director agrees that he shall have no claims against affiliated companies, including but not limited to, all claims against Milacron Inc. The Company accepts this declaration of the Managing Director on behalf of all affiliated companies, including Milacron Inc.

Dies beinhaltet unter anderem alle Ansprüche unter oder in Verbindung mit dem Milacron Supplemental Executive Pension Plan und dem Executive Severance Agreement vom 1. Dezember 2004 zwischen dem Geschäftsführer und Milacron Inc. Mit seiner Unterschrift erklärt der Geschäftsführer, dass er Milacron Inc. und verbundene

This includes, but is not limited to, all claims arising from or relating to the Milacron Supplemental Executive Pension Plan and the Executive Severance Agreement dated December 1, 2004, between the Managing Director and Milacron Inc. By signing this release, the Managing Director acknowledges that he is discharging and releasing Milacron Inc. and its

Gesellschaften von etwaigen Verpflichtungen gemäß dem Executive Severance Agreement befreit und dass er keine Ansprüche im Falle eines Change in Control im Sinne des Executive Severance Agreement geltend macht.

affiliated entities from their obligations and Liabilities under the Executive Severance Agreement and that he will take nothing from Milacron Inc. and its affiliated entities should there be a Change in Control as set forth in the Executive Severance Agreement.

Der Gesellschaft ist gegenwärtig kein Verhalten bekannt, das zu einer Haftung des Geschäftsführers führen könnte. Insoweit wird die Gesellschaft dem Geschäftsführer Entlastung erteilen.	The Company is currently not aware of any conduct of the Managing Director, which might lead to liability. Insofar, the Company will grant effectual discharge.

15.   Mit dieser Vereinbarung möchten die Parteien ihre gesamten Rechtsbeziehungen regeln. Sie sind sich darüber einig, dass mit Ausnahme der vorgenannten Ansprüche wechselseitig aus und im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung keine weiteren Ansprüche mehr bestehen, gleich aus welchem Rechtsgrund, ob bekannt oder unbekannt und unabhängig vom Zeitpunkt des Entstehens. Hiervon ausgenommen sind unverzichtbare Rechte.

15.   With this Agreement, the Parties intend to regulate their entire legal relationship. The parties agree that, with the exception of the above mentioned claims, neither party hereto shall have any further rights or claims against the other party resulting from and in connection with the service relationship and its termination, be they known or unknown, of whatever kind and irrespective of the date on which they originate. Not included hereunder are non-forfeitable rights.

16. Im Zweifelsfall hat die deutsche Fassung Vorrang.	16. In case of doubt, the German version shall prevail.

Ort, Datum/Place, Date	Ort, Datum/Place, Date

Gesellschaft/Company	Geschäftsführer/Managing Director